EXHIBIT 10.24

SEVENTH AMENDMENT TO EXPANSION LEASE

THIS SEVENTH AMENDMENT TO EXPANSION LEASE (this “Amendment”) is made and entered into as of the 12th day of January, 2006 by and between ARE-11099 NORTH TORREY PINES, LLC, a Delaware limited liability company (“Landlord”), and SENOMYX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Health Sciences Properties, Inc. (“HSP”), a predecessor-in-interest to Landlord, and Sequana Therapeutics, Inc., doing business as AXYS Pharmaceuticals, Inc. (“Original Tenant”), are parties to that certain Expansion Lease dated November 20, 1995, as amended by that certain letter agreement dated November 20, 1995, between HSP and Original Tenant, that certain First Amendment to Expansion Lease dated October, 1996, between HSP and Original Tenant, that certain Second Amendment to Expansion Lease dated May 20, 1997, between Alexandria Real Estate Equities, Inc. (“ARE”), formerly known as HSP, and Original Tenant, that certain Third Amendment to Expansion Lease dated August 24, 1998, between Landlord, successor-in-interest to ARE, and Original Tenant, that certain Fourth Amendment to Expansion Lease dated March 31, 1999, between Landlord and Original Tenant, that certain Fifth Amendment to Expansion Lease dated October, 1999, between Landlord and Original Tenant, as assigned pursuant to that certain Assignment and Assumption of Lease dated July 12, 2000, between Tenant and Original Tenant, and as further amended by that certain Consent to Assignment dated July 12, 2000 by and among Landlord, Tenant and Original Tenant, those certain letter agreements dated March 30, 2001, and August 31, 2001, between Landlord and Tenant and that certain Sixth Amendment to Expansion Lease dated April 27, 2002, between Landlord and Tenant (collectively, the “Lease”).

B.            Pursuant to the terms of the Lease, Tenant leased from Landlord the Demised Premises in a building located at 11099 North Torrey Pines Road, La Jolla, California, and more particularly described in the Lease.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

C.            Tenant currently subleases portions of the Premises to certain subtenants whose sublease rights and interests have been consented to by Landlord (collectively, the “Subtenants”).

D.            ARE-Nexus Centre II, LLC and Tenant are negotiating a lease (the “Nexus Centre Drive Lease”) for certain premises located on the property commonly known as 4767 Nexus Centre Drive, San Diego, California.

E.             Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants contained herein, the parties hereby agree as follows:

1.             Effective Date.

a.     The effectiveness of this Amendment shall be subject to the execution of the Nexus Centre Drive Lease (the “Nexus Centre Drive Lease Condition”) and the satisfaction of the Nexus Centre Drive Lease Condition shall be a condition precedent to the effectiveness of this Amendment.  If the parties do not execute the Nexus Centre Drive Lease, this Amendment shall be null and void and shall be of no force or effect.  The “Effective Date” shall be deemed to be the date on which the Nexus Centre Drive Lease Condition is satisfied.

2.             Amendments to Lease.

a.     Landlord hereby consents to Tenant’s continuing in possession of the Demised Premises following expiration of the term of the Lease on December 31, 2006 in accordance with Section 12.1 of the Lease.  Notwithstanding the foregoing or anything in the Lease to the contrary:  (i) Tenant shall not be liable for Basic Annual Rent or Tenant’s Pro Rata Share of Operating Expenses during the period commencing upon January 1, 2007 and ending upon February 28, 2007 (the “Restoration Period”) and (ii) following the expiration of the Restoration Period, Basic Annual Rent and Tenant Pro Rata Share of Operating Expenses shall once again be payable except that Basic Annual Rent shall be at a monthly rental rate equal to the monthly rental rate payable under the Lease for the month of December 2006 (and not subject to further increase as otherwise provided for in Section 12.1 of the Lease).  The expiration of the Restoration Period shall be extended on a day for day basis to the extent of the occurrence of any “Force Majeure Delays” or “Landlord Delays” (as those terms are defined in the Nexus Centre Drive Lease) under the Nexus Centre Drive Lease.  In addition to the aforementioned extension of the Restoration Period, if Tenant terminates the Nexus Centre Drive Lease after January 1, 2008 pursuant to Section 2(e) thereof, the Restoration Period shall expire as of the date which is six (6) months following the effective date of the termination of the Nexus Centre Drive Lease.

b.     During the Restoration Period, Tenant shall cause the Demised Premises to be restored to the condition required under the Lease as modified by this Amendment.  In addition to Tenant’s surrender obligations relating to the condition of the Demised Premises under the Lease and any obligations of Tenant which expressly survive the termination of the Lease, Tenant’s surrender obligations shall include:  (i) Tenant’s performance of its surrender obligations relating to the removal of any Hazardous Materials introduced into the Demised Premises by Tenant or under Tenant’s auspices, as set forth in the Surrender Plan attached hereto as Exhibit A, (ii) the capping of any Building systems affected by Tenant’s removal of any personal property or equipment and (iii) Tenant’s vacating the Demised Premises with all of Tenant’s personal property removed, and in a broom-clean condition, but otherwise in its “as-is” condition at the time of the Effective Date, subject to normal wear and tear (collectively, the “Restoration Obligations”).  Notwithstanding the foregoing or the Lease, Tenant shall not be obligated to (and the Restoration Obligations shall not include any requirement to):  (A) paint or patch the walls of the Demised Premises, (B) replace any worn or spotted carpeting or other flooring materials, (C) replace any discolored ceiling tiles, (D) remove any existing improvements or alterations made by Tenant to the Demised Premises, (E) repair any defective lighting fixtures, electrical circuitry or equipment or (F) except as provided in clause (ii) of the preceding sentence, correct any defects in the Building mechanical, ventilation, plumbing or sewer systems.  To the extent of any conflict between Tenant’s surrender obligations under the Lease and Tenant’s surrender obligations under this Amendment, the surrender obligations under this Amendment shall control.

c.     Notwithstanding anything to the contrary, the Lease shall terminate when the Restoration Obligations are Complete (as herein defined).  When Tenant believes that the Restoration Obligations have been completed in accordance with the terms hereof, Tenant shall give written notice thereof (the “Completion Notice”) to Landlord.  Landlord shall have the right to independently determine whether the Restoration Obligations have been completed in accordance with the terms hereof.  If Landlord, in Landlord’s reasonable discretion, determines that the Restoration Obligations have not been completed in accordance with the terms hereof, Landlord may, within ten (10) business days following Landlord’s receipt of the Completion Notice, provide notice to Tenant of such determination describing in reasonable detail why Landlord does not believe the Restoration Obligations have been completed in accordance with the terms hereof (a “Disapproval Notice”).  If Landlord gives a Disapproval Notice to Tenant:  (i) Tenant shall continue to be obligated to complete the Restoration Obligations in accordance with the terms hereof, (ii) the Lease shall continue until the Restoration Obligations are completed, (iii) Tenant shall again be obligated to provide a Completion Notice when it believes the Restoration Obligations have been completed in accordance with the terms hereof and (iv) the procedure described herein shall continue to be repeated until the Restoration Obligations are Complete.  For purposes hereof the Restoration Obligations shall be deemed “Complete” upon Tenant’s provision of a Completion Notice to Landlord that Landlord does not timely respond to with the provision of a Disapproval Notice.

d.     Notwithstanding anything to the contrary, Tenant’s performance of the Restoration Obligations pursuant to this Amendment is subject to Landlord’s and Tenant’s mutual understanding that the Premises will be surrendered by Tenant free of the Subtenants and their personal property upon the expiration of the Lease.  Therefore, Landlord hereby agrees that in the event Landlord enters into an agreement directly with any of the Subtenants whereby Landlord consents to the occupancy of any portion of the Premises by a Subtenant after the expiration of the Restoration Period (a “Direct Agreement”), then Tenant shall be released from performance of the Restoration Obligations with respect to that portion of the Premises occupied by the Subtenant who is a party to a Direct Agreement (a “Successor Tenant”) unless such Successor Tenant vacates the Premises prior to the commencement of the Restoration Period.  Additionally, the continued occupancy of the Premises after the expiration of the Restoration Period by any Successor Tenant pursuant to a Direct Agreement shall (i) not be deemed a holdover by Tenant, and (ii) be deemed Landlord’s acceptance of the portion of the Premises occupied by the Successor Tenant in the condition required under the relevant terms and conditions of the Lease for the effective surrender thereof, including, without limitation, its environmental condition.  The entry of Landlord into any Direct Agreement shall be in Landlord’s sole and absolute discretion.

e.     Tenant’s Option under Section 45 of the Lease to extend the term of the Lease for an additional period of five (5) years shall terminate and be of no further force or effect.

3.             Representations and Warranties.

a.     As a material inducement to Landlord to enter into this Amendment, Tenant represents and warrants to Landlord that, as of the date of date hereof:

(1)   The Lease is in full force and effect. There are no defaults by Tenant under the Lease, and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Tenant under the Lease.  To Tenant’s knowledge, there are no defaults by Landlord under the Lease, and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Landlord under the Lease.  To Tenant’s knowledge, Tenant has no defenses or rights of offset under the Lease.

(2)   Tenant is the sole lawful tenant under the Existing Lease, and Tenant has not sublet, assigned, conveyed, encumbered or otherwise transferred any of the right, title or interest of Tenant under the Lease or in the Demised Premises, other than the subleases with Subtenants whose sublease rights and interests have been expressly consented to in writing by Landlord.

(3)   Tenant is a duly formed and existing entity qualified to do business in the State of California.  Tenant has full right and authority to execute and deliver this Amendment and each person signing on behalf of Tenant is authorized to do so and no consent of any party is required on behalf of Tenant for this Amendment to be in full force and effect.

4.             Miscellaneous.

a.     This Amendment shall be deemed to have been executed and delivered within the Sate of California, and the rights and the obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

b.     This Amendment is the entire agreement between the parties with respect to the portions of the Lease amended hereby and supersedes all other prior and contemporaneous oral and written agreements and any discussions between the parties hereto relating to the matters expressly set forth herein.  The Lease as amended by this Amendment may be further amended only by an agreement in writing, signed by Landlord and Tenant.

c.     This Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

d.     Each party has cooperated in the drafting and preparation of this Amendment.  Hence, in any construction to made of this Amendment, the same shall not be construed against either party hereto.

e.     Each term of this Amendment is contractual and not merely a recital.

f.      This Amendment may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one Amendment, which shall be binding upon and effective as to all parties.

g.     The unenforceability of a portion of this Amendment or the Nexus Centre Drive Lease shall not affect the enforceability of either the remainder of this Amendment or the Nexus Centre Drive Lease.

h.     The parties will execute all such further and additional document as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Amendment; provided that the foregoing shall not be deemed a commitment by either party to enter into the Nexus Centre Drive Lease, the effect of which failure is addressed in Paragraph 1.a above, and shall not be a breach of this Amendment.

i.      This Amendment and the Lease shall be construed as a whole in order to effectuate the intent of the parties to amend the Lease in the manner specified in this Amendment.  All provisions of the Lease affected by this Amendment shall be deemed amended regardless of whether so specified in this Amendment.  Subject to the foregoing, if any provision of the Lease conflicts with any provision of this Amendment, the provision of this Amendment shall control.

j.      Except as specifically amended or modified by this Amendment, the Lease remains in full force and effect.

k.     EACH PARTY ACKNOWLEDGES THAT IT HAS HAD ADEQUATE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF ITS CHOOSING IN CONNECTION WITH THE EXECUTION HEREOF AND HAS DONE SO, OR VOLUNTARILY ELECTED NOT TO DO SO.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first hereinabove set forth.

LANDLORD:

ARE-11099 NORTH TORREY PINES, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc.,
a Maryland corporation, managing member

	By:	/s/ Jennifer Pappas

	Its:	V.P. and Assistant Secretary

TENANT:

SENOMYX, INC.,
a Delaware corporation

By:	/s/ Kent Snyder

Its:	Chief Executive Officer

EXHIBIT A

SURRENDER PLAN,
11099 North Torrey Pines Rd.

1.     Tenant’s environmental contractor (“Contractor”) will prepare and send a written 30-day advance notice to Department of Health Services, Radiological Health Branch in Sacramento, CA regarding Intent to Vacate facility along with form RH 5314, Certificate of Disposition of Materials.  Landlord hereby consents to the hiring of Occupational Services, Inc. as the Contractor; any change of Contractor shall require Landlord’s approval, which approval shall not be unreasonably withheld conditioned or delayed.

Contractor will survey benches, floors, sinks, work areas, fume hoods, and storage areas in the radiation laboratories that are to be closed-out using appropriate survey instruments to determine if fixed contamination is present. Contractor will use large area gas proportional detectors for beta emitting radionuclides and a low energy gamma scintillation probe for I-125. Contractor will then collect an estimated 1,000 wipe test samples from the laboratory surfaces, including sinks, benches, floors, return air vents, floor drains and adjacent hallways, to determine if removable surface contamination is present. Wipe test samples will be analyzed at Contractor’s counting laboratory using Contractor’s Beckman model LS 6000SE liquid scintillation counter calibrated with NIST traceable H-3 and C- 14 reference sources and Contractor’s Gamma Counter calibrated with an I-125 reference source. The counting results will be reported in units of dpm/100 cm2.

Contractor will report locations of elevated contamination to Tenant. A “location of elevated contamination” is an area where removable or fixed contamination is greater than the Minimum Detectable Concentration (MDC) of our instruments. Contractor will retest and resurvey the “locations of elevated contamination” to verify adequate decontamination. The closeout survey, and accompanying report that documents the survey, will include the physical survey of the site, preparation of the wipes for LSC and Gamma counting, preparation of the license amendment request with survey report (~35 page document including data sheets) and review by a senior Contractor Health Physicist.

The amendment application and final termination report will be prepared according to guidelines contained in:

•      NUREG 1507, Minimum Detectable Concentrations with Typical Radiation Survey Instruments for Various Contaminants and Field Conditions (http://techconf.llnl.gov/radcri/1507.html)

•      MARSSIM, the Multi-Agency Radiation Survey and Site Investigation Manual. (http://www.epa.gov/radiation/marssim/)

Areas with elevated contamination will be cleaned by Contractor.  The cleaned area will be resurveyed by Contractor to confirm that elevated contamination has been removed by the cleaning.

Contractor will prepare a detailed written amendment to Tenant’s RML requesting the addition of Tenant’s new facility. The amendment will include electronic maps demarcating the radioactive materials receipt, package open, use, storage, and disposal locations (decay in storage and isotope disposal sinks). We will include detailed tables listing each room name and room number to be listed on the license. We will include new sewer release limits on discharges to the sanitary sewer.

2.     Contractor will chemically decontaminate Tenant’s biological safety cabinets and incubators with paraformaldehyde before they are moved or shipped.  The decontamination procedures will

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adhere to the NSF 49 Standard. Contractor will start the work in the evening, between 4:00 p.m. – 6:00 p.m.

The decontamination process takes approximately 14 hours, during which the cabinets will be encapsulated with plastic sheeting and duct tape. No persons are permitted to enter the entire suite during the decontamination process.  There will be no human access into the suite until Contractor returns the following morning to remove the encapsulation and neutralize the agent. At that time the decontamination process is complete and persons may enter the suite.

3.     Contractor will biologically decontaminate Tenant’s walk-in cold rooms. Contractor will issue a signed certificate of decontamination for each walk-in cold room. The walk-in cold rooms will be sprayed down with Sporicidin, a registered disinfectant and cleaner and then fogged with Actril® Cold Sterilant.

4.     Contractor will wipe down the chemical fume hoods once empty. Only the accessible portions of fumehoods (not ducting or fans) will be cleaned. Inaccessible areas (i.e., the plenums and duct work above the fume hood) will not be cleaned. Contractor will issue signed certificates documenting the cleaning. Contractor is not conducting confirmatory sampling after cleaning to verify the fume hoods are completely free of hazardous substances.

5.     Contractor will wipe down the flammable liquid, acid, base, and chemical cabinet storage cabinet once they are empty.

6.     Contractor will issue signed certificates documenting the cleaning. Contractor is not conducting confirmatory sampling after cleaning to verify the cabinets are completely free of hazardous substances.

7.     Contractor will contact vendors, conduct site walk, and obtain quotes from qualified vendors for the transportation and disposal of chemicals.

8.     Contractor will request gas supplier(s) to pick up compressed gas cylinders from facility.

9.     Contractor will contact biohazardous waste hauler and have biohazardous materials and biohazardous waste disposed of using a registered hauler.

10.   Contractor will physically verify that containers of hazardous materials have been disposed of from the site.

11.   Contractor will perform the following steps associated with Tenant licenses and permitting agreements for 11099 NTP:

•      Send letter to the agency to terminate the San Diego Industrial Wastewater permit, and attend final inspection, if conducted by regulator.

•      Send letter to the agency to terminate the San Diego County Health Department permit and attend final inspection, if conducted by regulator.

•      Send letter to the agency to terminate the EPA Hazardous Waste Identification Number and attend final inspection, if conducted by regulator.

•      Send letter to the agency to terminate the San Diego Fire Department Permit and attend final inspection, if conducted by regulator.

•      If follow up correspondence is required by the Radiological Health Branch in Sacramento, CA after the initial amendment is submitted, the time spent preparing the response letter will be invoiced at Contractor’s hourly rate and will be paid for entirely by Tenant.

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12.   Tenant will contract a janitorial contractor to conduct cleaning so that the building is “broom clean”.

13.   Tenant shall provide a written report of Contractor documenting that all measures required herein have been completed in accordance with the requirements hereof.

14.   Tenant and its Contractor shall participate in any measures taken by Landlord to verify the performance of the aforementioned surrender requirements, including but not limited to, phone interviews and site visits.

15.   Tenant shall remain liable for all of the obligations and requirements set forth herein notwithstanding its hiring of the Contractor.

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